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IMH FINANCIAL CORPORATION EXPANDS LUXURY HOTEL PORTFOLIO IN SONOMA
Operator of L’Auberge de Sedona Announces Purchase of Historic Farmstead Hotel, MacArthur Place, in Sonoma County, California

October 3, 2017 (Scottsdale, Ariz.) – IMH Financial Corporation, the real estate, finance, and hospitality investment company, has acquired MacArthur Place Hotel & Spa, an upscale 64-room hotel situated on a five-acre parcel in Sonoma, California. The Scottsdale-based group also manages L’Auberge de Sedona and Orchards Inn, both in Sedona, Arizona.

“The historical significance and provenance of MacArthur Place are precisely the attributes we seek when acquiring a boutique property,” said Lawrence Bain, chairman and CEO of IMH. “We look forward to bringing the same five-star level of service and quality to the Sonoma community as we have in Sedona.”

IMH is planning a major renovation of the entire facility including the arrival experience, reception, culinary venues, spa, pool and all of the guest rooms and suites. Upon completion, which is anticipated by early summer, IMH plans to rebrand the hotel as L’Auberge de Sonoma, adding another property to their boutique 5-star resort portfolio.

“The unique nature of the 160-year-old property and its Victorian architecture makes this project exciting and fun for the guest and our team alike,” Bain continued. “We will expand MacArthur’s outdoor setting to include dining and seating so that the amazing gardens can be enjoyed to the fullest. “

Originally a prestigious vineyard and working ranch, MacArthur Place has long been a centerpiece of the Sonoma community. Currently, there are 19 buildings on the parcel, including a spa, meeting space, restaurant and pool. The inn is a short distance from historic Sonoma Plaza, home to a vibrant farmers’ market, local cafés, world-class wineries, fine dining, shops and galleries.

“IMH are stewards first, who will honor the heritage of MacArthur Place while taking Sonoma hospitality to the next level. We are excited about IMH’s plans to build on what we created here at MacArthur Place and continuing to improve it for future guests” said Suzanne Brangham, developer of the hotel.

The team of agents who represented MacArthur Place were Henry Bose and Mark McDermott from CBRE in San Francisco.

Sonoma is a 45-minute drive from San Francisco with a steady stream of wine-enthusiasts lured by the sense of discovery. Sonoma County is one of the largest wine regions in the world and houses more than 425 wineries and approximately 60,000 acres of vineyards.

By the end of the year, IMH expects to acquire another high-end boutique resort property to re-brand as its third L’Auberge property, expanding the IMH collection of resort hotels renowned for luxurious, high-touch service and bespoke guest experiences. Under IMH’s management, L’Auberge de Sedona was ranked the No. 1 hotel in the Southwest by Conde Nast Traveler’s Readers’ Choice Awards in 2016. The 88-room property offers world-class dining, award-winning wellness programming and partnerships with Sedona vendors that make it easy for visitors to discover the best of the destination.

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About IMH Financial Corporation
IMH Financial Corporation is a real estate finance and Hospitality investment company based in Scottsdale, Arizona, with extensive experience in various aspects of commercial real estate lending and investment.  Since 2003, IMH has invested over $1.4 billion in real estate projects in Arizona, California, Nevada, Utah, Idaho, Minnesota, New Mexico, and Texas. IMH's primary expertise is in acquiring, financing, or developing commercial, residential and hospitality real estate, primarily in the southwestern United States, as well as the management of several existing commercial operations.